Exhibit 10.21

Pursuant to Rule 12b-12(d)(3), set forth below is an English language summary of the Lease Agreement, dated February 2, 2012, between eResearchTechnology GmbH and KHF Grundbesitz GmbH & Co KG, the original of which is in German, including a summary of the material provisions thereof and a description of the provisions omitted from the summary.

Preamble—Omitted

§ 1 Rented property

1.1	The lessor lets to the tenant the property together with the following buildings still to be constructed and areas (the “rented property”)

a) Production and warehouse space with incoming and outgoing goods, ca. 2,150 m².

b)	Office space with social areas, canteen and ancillary rooms and office rooms in the production area including ancillary rooms, approximately a further 6,180 m².

c)	200 parking spaces for cars.

The total area let of buildings a) and b) (hereinafter also referred to as the “rented area”) is expected to amount to 8,330 m².

1.2	Omitted—Location of parking area.

1.3	Omitted—Adjustment for discrepancy of rental area.

1.4	The tenant can demand that the rented property be extended as follows (“extension options” and “additional areas”):

a)

In the planning stage or after occupying the rented property, the tenant can, subject to a capacity for approval under building legislation, demand at any time that a new building be constructed containing either 1,002 m2 or approx 2,800 m2 or approx. 3,800 m2 additional rented area. The amount of the rent for the new building shall be determined from the rent per m2 pursuant to section 7.1 applicable at the time of the completion of the new building, taking into account changes to the Construction Price Index determined by the Federal Statistical Office for non-residential buildings, office building department, since 01.01.2012.

b)	The tenant shall be entitled to exercise an extension option in writing such that upon exercise it shall state what size the additional areas should have. The lessor shall be obliged to construct ready for occupation and deliver to the tenant the additional areas within 18 months following exercise of an extension option.

c)	If a new building is constructed pursuant to section 1.4 paragraph a), it shall be ensured that the term of the tenancy relationship for the entire areas shall be a uniform 10 further years starting from the time of occupation of the additional area. The parties shall be obliged to sign a corresponding supplement to this tenancy contract. Renewal options according to this contract shall remain in effect and shall refer to the property as a whole.

d)	In all other respects, the provisions of the present tenancy contract shall apply in full to the additional areas covered by the extension options. The inclusion of the additional areas in the present tenancy contract shall be documented in an addendum.

§ 2 Condition of the rented property

2.1	The condition of the building as owed by the lessors shall be derived from the building planning documents attached as Schedules 2-6, the description of the building attached as Schedule 7, the master time schedule attached as Schedule 8, and the operating description attached as Schedule 5. Schedules 2-6 and 7 have been prepared in coordination with the tenant and are of a provisional nature, correspond to the current building application and can/must by agreement be amended, updated or modified in the course of the final planning and construction of the building, e.g. on the basis of official requirements or for commercial or technical reasons. Amendments to the schedules shall only be binding if such are made with the tenant's written consent.

2.2.1	Omitted—Applicability of Exhibits.

2.2.2	Omitted—Additional kitchen.

2.2.3	Omitted—Requirements for DIN norms.

2.3	Omitted—Delivery of milestones.

2.4	Omitted—Informational requirements.

2.5	Omitted—Process for change requests.

§ 3 Purpose of rent

3.1	The tenant shall use the rented property as a production and warehouse building and as office building with canteen. The lessor guarantees that the rented property is suitable for the intended purposes and shall at its own expense obtain any public law authorisations required.

3.2	Any modification of the purpose of use shall require the lessor's prior written consent, which will only be refused for good cause.

§ 4 Start of tenancy and delivery

4.1	The tenancy relationship shall commence upon delivery of the rented property to the tenant. Delivery shall take place in condition ready for occupation on 1 February 2013 (“binding delivery date”). Ready for occupation shall mean the complete turnkey completion of the rented property ready for use.

A further precondition for readiness for occupation shall be that the tenant or third parties designated by it have been instructed about the operation and maintenance of all technical facilities of the rented property and have been given the necessary documentation (technical data of the systems and equipment, plant and function descriptions, operating, maintenance and safety regulations, function inspection, start-up inspection and acceptance inspection records, etc). Any minor faults present at delivery and residual works that do not impair the business operations of the tenant and can be remedied without severe impairment of the tenant shall not delay delivery and can be remedied or carried out, as the case may be, by the lessor up to 12 weeks after delivery. The concept of a fault under tenancy law shall apply to the determination of whether there is a fault.

4.2	Delivery can be postponed by a maximum of eight weeks provided that the lessors notify the delay 90 days before the binding delivery date and guarantee in writing that they shall assume the delay costs incurred by the tenant (“excused delay”).

4.3	In the event that the lessor fails to comply with the binding delivery date and a case of excused delay does not apply, they shall pay the tenant contractual penalty to the amount of EUR 3,500.00 plus any applicable value added tax for each day or part thereof of the delay, without loss having to be proven, up to a maximum, however, of EUR 100,000 (words: one hundred thousand Euro) per month plus any applicable value added tax, but for no longer than six months in total. A contractual penalty shall not be payable in the event of force majeure or if the tenant alone is responsible for the delay, e.g. if and to the extent that the delay is due exclusively to additional times for change requests by the tenant pursuant to Section 2.5.

4.4	If the binding delivery date is not complied with, and if excused delay does not apply, the tenant shall be entitled to terminate the contract without notice. The right to terminate shall, however, be forfeit if the lessors pay the monthly contractual penalty specified under Section 4.3 in full. In such event, notice of termination already issued shall cease to apply. The right to terminate shall arise again at the start of each new month. It shall apply even if a contractual penalty is no longer payable (after expiry of six months, see Section 4.3).

4.5	Upon delivery, a joint record of delivery shall be prepared setting out the existing faults and any outstanding residual works. The lessors shall be obliged to remedy any existing faults immediately and complete any outstanding residual work immediately.

The lessors undertake to ensure that after delivery of the rented property the remedy of faults and / or any residual works shall only be carried out to a reasonable extent and taking maximum consideration of the tenant's business operations and, with respect to the office areas, as far as possible outside the tenant's core office hours. All works shall be carried out in consultation with tenant taking into account the safety provisions applicable in its business for the rooms in question.

4.6	If a dispute should arise between the parties during delivery as to whether the rented property corresponds with the contractual agreements and is ready for occupation within the meaning of this tenancy contract, such shall be decided by an expert. The parties shall reach mutual agreement as to the person of the expert. If agreement cannot be achieved within one week after demand by one of the parties, the Chairman of the Committee of Experts of the City of Würzburg shall be instructed to designate an expert, to whom the two parties shall be bound. The expert shall decide on costs in accordance with the principles of Sections 91 et seq. of the Code of Civil Procedure.

§ 5 Term of the tenancy

The tenancy is to be concluded for a period of twelve years (“fixed tenancy period”). The tenant shall be granted the right to renew the fixed tenancy period three times by five years at a time (“option period”) by unilateral declaration subject to the terms of this tenancy contract as applicable at the time (“tenant's option rights”). The tenant shall exercise the option rights at the latest 18 months before expiry of the fixed tenancy period or, as the case may be, before expiry of the relevant option tenancy period by means of a written declaration to the lessors.

§ 6 Rescission

6.1	Landlord may rescind the lease agreement subject to obtaining financing for the construction of the property within 8 weeks from execution of the lease. There will be no indemnification for expenses incurred by tenant.

6.2	Further, the lease may be rescinded by either party if the appropriate permits have not obtained on or prior to June 30, 2012. Tenant may also withdraw from the lease in the two weeks following such date if the Landlord has not provided evidence of all required permits on or prior to June 30, 2012.

§ 7 Rent and ancillary costs

7.1	The rent for the rented areas specified under Sections 1.1 a) and b) per month shall amount to a total of

EUR 103,580.00 net

plus value added tax at the statutory rate, currently 19%.

The monthly rent shall be made up as follows in accordance with the provisional area and parking space details according to Section 1.1.

Upon completion of the rented property, each of the parties can demand a joint site measuring, on the basis of which the final rent shall be determined. Any difference from the gross area (calculated from the total of the individual areas set out under Section 1.1) of up to + 1 or - 3.00% shall have no effect on the amount of rent. The rent, however, shall only be increased by a maximum of 10.00%. There shall be no lower limit for the rent adjustment. Likewise, a difference in the number of car parking spaces of up to 3.00% (corresponding to six parking spaces) shall have no effect on the amount of the rent pursuant to Section 7.2 payable for such.

7.2	The rent for the car parking spaces shall amount to a monthly total of

EUR 5,000.00 net

plus value added tax at the statutory rate, currently 19%.

This corresponds to EUR 25.00 net per parking space.

7.3	The tenant is an entrepreneur within the meaning of the Value Added Tax Act, and shall not use the rented property for residential or other non-entrepreneurial purposes. The tenant guarantees that it shall not effect any turnover that by virtue of its nature and scope excludes the possibility of the lessor waiving exemption from value added tax.

Upon demand by the lessor, the tenant shall be obliged to provide evidence of the exclusive use of the rented property for turnover that does not exclude the deduction of input tax.

7.4	The tenant shall bear the ancillary costs payable for the rented property costs in accordance with Sec. 2 of the Operating Cost Regulation (BetrKV) as amended (attached as Schedule 10) as well as the cost of maintenance and operation of video surveillance system.

This shall include any operating costs resulting from any future alteration or amendment of Sec. 2 of the Operating Cost Regulation or any substitute provision in lieu thereof and any fees, taxes and charges resulting from any law, regulation or statute, which currently exist or shall be introduced in the future for the rented property.

7.5	The lessor is entitled to demand reasonable monthly payments on the operating costs. The lessor shall render accounts concerning the tenant's advance payments once a year no later than 30 December of each year of the following year. Any difference between the advance payments and the billing amount to the benefit of the lessor / tenant shall be settled by the tenant / lessor within one month of receipt of the statement of account. If the lessors are responsible for delayed settlement, the lessor shall forfeit the claim to the payment of the arrears. If the tenant vacates the property during the billing period, the distribution due at the next billing shall in doubt be pro rata in the relation between lease period and the accounting period. Operating costs incurred after termination of the lease shall not be included in the settlement. At the written request of the tenant, the lessor shall deliver to the tenant for examination copies of all receipts / invoices for the operating costs that can be apportioned to the tenant according to the above provisions. If the settlement by the lessor results in an increase or a reduction of the operating costs, the advance payments for the following billing period are to increases or reduced accordingly.

The amount of the monthly advance payment of ancillary costs shall be EUR 1.45 net plus value added tax, a total based on the provisionally assumed rented area of 8,330 m² hence

EUR 12,078.50 net

plus value added tax at the statutory rate, currently 19%.

In the first two years of the lease no settlement of accounts shall take place and instead the advance is paid as a lump sum

7.6	The tenant shall purchase electricity directly from the power company. If and when the tenant wishes surveillance services, it shall conclude the relevant contracts at its own expense directly.

7.7	The rent and ancillary costs shall be paid monthly in advance, no later than the third business day of each month, to the lessor to its account No. 46939161

at Sparkasse Mainfranken

sort code 790 500 00.

§ 8 Indexation

8.1	If the Consumer Price Index determined by the Federal Statistical Office for the entire Federal Republic of Germany on base 2005 = 100 changes compared to the value for the month of the commencement of the tenancy by more than 10% upwards or downwards, the current rent shall automatically change on the first of the following month of each calendar year, without the need for a declaration of rent change, at the rate of 80% of the change.

8.2	The lessor shall notify the changed rent to the tenant and submit the calculation. Default consequences can arise only after receipt of this calculation by the tenant.

8.3	In the event that the price index agreed in this tenancy contract is converted to a new base year, the parties agree that the effects of an indexation clause that have already occurred by the time of the first publication of the new revised index figures already shall no longer be changed. The new index figures resulting from the new base, which shall always lead to rounding differences, are only to be applied "ex nunc", i.e. only from the date of publication of the results of the new index.

§ 9 Security for the rent

9.1	To secure all the lessors' claims under this lease—including those related to its termination—the tenant shall within twelve weeks of signing the lease be obliged to provide security for the rent by comfort letter from its parent company that covers the payments of the tenant above [•] and corresponds to the model attached as Schedule 11.

9.2	In addition the tenant shall within twelve weeks after signing the lease deliver to the lessor security for the rent to the amount of EUR 300,000.00 in cash or letter of guarantee from the HypoVereinsbank or a comparable bank or the Mainfranken savings bank.

9.3	The security for the rent shall be returned by the lessor after termination of the tenancy relationship and vacation of the rented property by the tenant, provided that by such time all claims of the lessor against the tenant have been settled, at the latest however six months after the vacating of the rented property by the tenant, provided that the lessor has not asserted in court any remaining claims against the tenant up to such time. In such case, the security for the rent shall be returned to the tenant upon settlement of the corresponding proceedings.

9.4	Omitted—Default provisions and recession payments.

§ 10 Maintenance and repair

10.1	Repair and maintenance of the structural components (“roof and framework”) of the rented property shall be effected by the lessors at their expense.

“Roof” for the purposes of this provision shall be the roof with the roofing and the associated plumbing (gutters), including front, side and glass roofs as well as roof inflows and outflows. “Framework” within the meaning of this provision shall be the main parts of the building (all foundations, load-bearing walls, columns, pillars and ceilings), the facade and facade cladding, and chimneys.

The maintenance and repair, including all the remaining necessary maintenance and cosmetic repairs shall be effected by the tenant at its expense.

10.2	Wear and tear and damage due to a use of the rented property not in accordance with this contract and damage caused by a fault of the tenant, its employees or other individuals associated with the tenant's business created shall professionally repaired by the tenant or reimbursed. At the request of the lessor the tenant shall document the repairing of the damage by means of a copy of the invoice or similar documentation.

10.3	Damage that the tenant is not obliged to eliminate under the above provisions shall be notified to the lessor in writing immediately.

§ 11 Contractual Changes—Omitted

§ 12 Advertisement—Omitted

§ 13 Return of Rental Property—Omitted

§ 14 Subletting—Omitted

§ 15 Damage of Rental Property—Omitted

§ 16 Limited Personal Servitude—Omitted

§ 17 Settlement of Disputes on Rental Property Deficiencies—Omitted

§ 18 Duty to maintain safety

18.1	The duty to maintain safety in the property and on the contractual land shall lie with the tenant. In particular, the tenant assumes responsibility for clearing and gritting in winter taking into account the scope laid down by local regulations. The tenant hereby releases the lessor from any and all claims by third parties that might arise through a breach of the duty to maintain safety.

18.2	The tenant also undertakes to keep all driveways and access roads, particularly the escape routes, of the leased property clear of obstructions and to ensure that illegally parked and obstructing vehicles are removed.

§ 19 Final Provisions / Miscellaneous—Omitted

Schedules

All Schedules referenced in the foregoing summary have also been omitted.